Exhibit 5.1

July 24, 2009

Heritage Bankshares, Inc.

150 Granby Street

Norfolk, VA 23510

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Heritage Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the preparation of this Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement covers 250,000 shares of common stock, $5.00 par value (the “Common Stock”), which have been reserved for issuance under the Heritage 2006 Equity Incentive Plan, as amended and restated effective January 28, 2009 (the “Plan”).

We have examined the Registration Statement and such corporate records, certificates and other documents as we deemed necessary for the purpose of this opinion, including the Articles of Incorporation and Bylaws of the Company, including all amendments thereto. For purposes of this opinion we have assumed (i) the genuineness of the signatures of and, except with respect to the Company, the authority and legal capacity of individuals signing all documents on behalf of the parties thereto; (ii) the authenticity and accuracy of all documents submitted to us as originals; and (iii) the conformity to original documents of all documents submitted to us as copies or facsimiles.

Based upon and subject to the foregoing, it is our opinion that the 250,000 shares of Common Stock that are reserved for issuance under the Plan have been duly authorized and, when issued or sold in accordance with the terms and provisions of the Plan, will be legally issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the Commonwealth of Virginia. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Reply to Norfolk Office

Willcox & Savage

Heritage Bankshares, Inc.

July 24, 2009

Our opinion is being furnished to the Company solely for its benefit in connection with the filing of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and except for such purpose or as otherwise expressly provided herein is not to be used, circulated, quoted, relied upon or otherwise referred to, in whole or in part, for any other purpose, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission thereunder.

Sincerely,

WILLCOX & SAVAGE, P.C.

By:	/s/ Henry J. Huelsberg, III
Henry J. Huelsberg, III, a Member